BRIER DEVELOPMENT CO. INC.
                                 1801 SW OAKLEY
                            TOPEKA, KANSAS 66604-3252
                                  913-232-9188

July 15, 1997

Mr. Michael C. Cooper
President & CEO
Renaissance Design Gallery Products Inc.
1004 Gage Blvd.
Topeka, KS 66604

Dear Mike,

This letter serves to follow up our conversation on Sunday, July 13th.

First, as I indicated, the July rent has not been paid.

Second, as per our conversation regarding our fully executed lease agreement, (Section 5) wherein "Tenant. shall pay all ad valorem taxes. on a prorata basis. from and after January 1, 1997". I would suggest we use last year's mill levy with this year's appraised value. The prorata formula used previously is that while the actual square footage represents 61.3% of the total space, because none of Renaissance space is "finished", we reduce the value of the space to 50.8% of the total appraised value. I will prepare that calculation and send you a statement.

Third, I am authorized to amend your lease in the following manner:
"The rent, effective August 1, 1997, will be reduced by approximately 60% to $1,000.00 per month; the proration of taxes will be eliminated and in exchange for these changes you and Renaissance agree to terminating the lease with two weeks notice."

With every good wish.

Cordially,


   /s/ Jack H. Brier
------------------------------
Jack H. Brier
Managing Partner, Lakewood Properties

JHB/ar

Accepted and agreed to this 31st day of July, 1997.


        [signature]
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Michael C. Cooper, President
Renaissance Design Gallery Products Inc.